Exhibit 10.1

CHANGES IN EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

The following is a summary of changes in compensation arrangements for our executive officers during the quarter ended June 30, 2006:

Effective June 9, 2006, we increased the base salary of our executive officers by 6% to 11% each. We also provided our executive officers bonuses ranging from approximately 35% to 85% of the executive officers’ annual base salary.